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                                                                      Exhibit 99
                                [Press Release]

                       [LETTERHEAD OF G&L REALTY CORP.]

                                     NEWS

RELEASE:                                       CONTACT:
Immediate                                    Michael Gordon 310-273-9930
                                             E-mail: mgordon@glrealty.com


 G&L REALTY CORP. ANNOUNCES RECEIPT OF A PROPOSAL TO ACQUIRE ITS PUBLICLY-HELD
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                                 COMMON STOCK
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     BEVERLY HILLS, California; November 30, 2000. G&L Realty Corp. (NYSE: GLR)
today announced that it has received a proposal from Daniel M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President, respectively, of the Company, to acquire all the outstanding shares of Common Stock of the Company not held by them for a cash price of $10.00 per share. This represents a premium of approximately 29% over the average closing price of the Common Stock on the New York Stock Exchange during the 10 trading days prior to this announcement. The proposal contemplates a merger of an entity newly formed by Messrs. Gottlieb and Lebowitz with and into the Company. The Series A and Series B Preferred Stock would remain outstanding following consummation of the transaction.

     The Company currently has outstanding 2,334,000 shares of Common Stock. Messrs. Gottlieb and Lebowitz together now directly own approximately 29% of the Common Stock of the Company. Giving effect to the conversion of their Operating Partnership units to Common Stock, their holdings would constitute approximately 43% of the Company's outstanding Common Stock.

     The proposal is conditioned upon, among other things, approval of the Board of Directors and stockholders of the Company, the negotiation of mutually satisfactory definitive agreements, and the receipt by Messrs. Gottlieb and Lebowitz of satisfactory financing to complete the transaction.

     The Company further announced that a special committee of its Board of Directors, comprised of Craig Tompkins, as chairman, Dr. Richard Lesher, Charles Reilly and Leslie Michelson, has been established to consider the proposal. The special committee is empowered to evaluate and, if appropriate, negotiate with respect to the proposal and to make a recommendation to the Board of Directors with respect to any proposed transaction.

   Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.